                                                                      EXHIBIT 23


                                AUDITOR'S CONSENT


The Board of Directors
Sapient Corporation

We consent to incorporation by reference in the registration statements (Nos. 333-07563, 333-07565, 333-07561 and 333-05155) on Form S-8 of Sapient
Corporation of our report dated January 28, 1997, relating to the consolidated balance sheets of Sapient Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of Sapient Corporation.


                                                     KPMG Peat Marwick LLP


Boston, Massachusetts
March 27, 1996